EXHIBIT 10.3

AMENDMENT TO THE MORGAN STANLEY

1995 EQUITY INCENTIVE COMPENSATION PLAN

The last sentence of Section 3 of the 1995 Equity Incentive Compensation Plan, as amended, is amended in its entirety to read as follows:

“In no event shall any Awards be made under the Plan after May 10, 2006; provided, however, that no incentive stock option, within the meaning of Section 422 of the Code, may be granted under the Plan after the tenth anniversary of the adoption of the Plan by the Board.”